SECOND ACKNOWLEDGEMENT AND AMENDMENT
                       TO STOCKHOLDER'S VOTING AGREEMENT


        THIS ACKNOWLEDGEMENT AND AMENDMENT TO STOCKHOLDER'S VOTING AGREEMENT, dated as of this 17th day of March, 1995 (the "Acknowledgement And Amendment"), is entered into by and among Abe J. Gustin, Jr. ("Gustin"), Johyne H. Reck ("J. Reck") (said Gustin and J. Reck being hereafter referred to collectively as "Stockholders") and Ronald B. Reck ("R. Reck").

        WHEREAS, John Hamra ("Hamra") and Stockholders entered into a certain Stockholder's Voting Agreement as of July 15, 1989, as the same was amended by agreement dated February 11, 1992 (said July 15, 1989 agreement and February 11, 1992 amendment being hereafter referred to collectively as "Voting Agreement"), and

        WHEREAS, in 1992 Hamra sold in a public market transaction all of the remaining shares of stock of Applebee's International, Inc. ("AII") owned by him that were covered by the Agreement and resigned his position as a member of the Board of directors of AII, and

        WHEREAS, the Stockholders have remained members of the board of directors of AII, and

        WHEREAS, the Stockholders desire to supplement and amend the Voting Agreement, and

        WHEREAS, by their actions, the Stockholders have consented to the increase of the total number of members of the board of directors to ten (10) and the total number of independent directors to three (3), and

        WHEREAS, R. Reck previously acquired certain voting securities of AII from J. Reck (the "Acquired Securities"), and

        WHEREAS, R. Reck and AII executed a certain agreement, dated as of April 29, 1991, pursuant to which R. Reck expressly acknowledged that the Acquired Securities are subject to the Voting Agreement, and

        WHEREAS, Section 3 of the Stockholders' Voting Agreement provides that the Voting Agreement shall be binding upon the Stockholders and certain transferees of the Stockholders.


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        NOW, THEREFORE, that parties hereto hereby agree as follows:

        1. The Stockholders hereby amend the reference to "six" members of the board of directors contained in Section 1 of the Voting Agreement to read "ten."

        2. R. Reck hereby confirms his obligation to vote or cause to be voted all shares of Acquired Securities now or hereafter owned by him pursuant to the provisions of the Voting Agreement.

        3. The undersigned hereby understand and expressly agree that execution of this or any similar document by R. Reck or any other transferee of the securities covered by the Voting Agreement is not a prerequisite to the binding effect or enforceability of the Voting Agreement upon R. Reck or such transferee.

        IN WITNESS WHEREOF, the parties hereto have signed this Acknowledgement And Amendment as of the day and year first above written.

                                       /s/ Abe J. Gustin, Jr.
                                       Abe J. Gustin, Jr.


                                       /s/ Johyne H. Reck
                                       Johyne H. Reck


                                       /s/ Ronald B. Reck
                                       Ronald B. Reck


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